Exhibit 99.1

Federated Hermes, Inc. announces changes to Investment and Distribution executive leadership and Board of Directors
(PITTSBURGH, Pa., Dec. 2, 2025) — Federated Hermes, Inc. today announced executive leadership appointments to its global investment and distribution divisions that will become effective on April 30, 2026.
Paul Uhlman will be named President and Chief Executive Officer of the Federated Advisory Companies*, succeeding John Fisher, who will assume the role of Chairman of the Federated Advisory Companies. In his new position, Uhlman will oversee all investment teams across the firm globally. He will remain a Vice President and executive officer of Federated Hermes, Inc.
Uhlman began his career with Federated Hermes in 1990. Prior to assuming the President, Federated Securities Corp. position in 2016, he held various leadership positions within the Sales Division, including Intermediary Sales, Liquidity Sales, Strategic Solutions, Retirement and Institutional Sales. He received a bachelor’s degree from the University of Pittsburgh and an MBA from Columbia University.
Bryan Burke, Executive Vice President and National Sales Director, Strategic Solutions, will succeed Uhlman as President of Federated Securities Corp. Burke will lead global sales efforts for Federated Hermes, driving its client engagement and distribution capabilities. Burke will also become a Vice President and executive officer of Federated Hermes, Inc.
Burke joined Federated Hermes in 2002 and has held key leadership roles in distribution. He helped launch the National Accounts Group in 2005, led Retirement and Insurance Sales in 2007, and became Head of Global Accounts in 2018. In 2020, Federated Hermes’ Latin America distribution was added to his remit. He has served as National Sales Director in the US since April 2023. Burke received a Bachelor of Business Administration degree from the University of Oklahoma.
John Fisher will step back from full-time responsibilities as a Vice President of Federated Hermes and President and CEO of the Federated Advisory Companies, and will no longer serve as an executive officer of Federated Hermes, Inc. In his role as Chairman of the Federated Advisory Companies, Fisher will remain actively involved in several major strategic initiatives. He will continue to be a key figure with clients and will support client engagement around the world.
Bryan Burke will report to J. Christopher Donahue, President and CEO, Federated Hermes, Inc. Paul Uhlman and John Fisher will continue to report to the CEO.
These leadership changes will be effective April 30, 2026. In the interim, Fisher, Uhlman and Burke will work on the transition of responsibilities.

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Federated Hermes announces changes to executive leadership and Board of Directors         Page 2 of 2

J. Christopher Donahue, President and CEO of Federated Hermes, Inc., commented: “Paul brings deep experience and a strong commitment to our clients and culture. His appointment reflects our continued focus on both the delivery of long-term value creation and outstanding investment solutions for our clients.
“Bryan brings proven leadership in global distribution, having driven strategic growth and client engagement across key markets. His experience and vision will further strengthen our ability to deliver exceptional solutions worldwide.
“John will, after nearly 46 years of distinguished leadership, step back from full-time responsibilities. He has been a driving force in establishing the global company that is Federated Hermes today and has played a pivotal role in building our investment capability into the powerful, franchise for all seasons that is so valued by our clients.
“I’m confident Paul and Bryan will carry forward the legacy of excellence that John helped build over a sustained period of time, while embracing the opportunities ahead with integrity and purpose.”
John Fisher will remain on the Federated Hermes, Inc. Board of Directors but will not stand for re-election to the Board at the next Annual Meeting of Shareholders of Federated Hermes, Inc., which is expected to be held on April 30, 2026. Paul Uhlman will be recommended for nomination for election to the Board at the next Annual Meeting of Shareholders.
Paul Uhlman also will be recommended to replace John Fisher as a member of the Federated Hermes Funds’ Boards of Directors/Trustees, and as President of Federated Hermes Core Trust, Federated Hermes Insurance Series, and Federated Hermes Short-Intermediate Duration Municipal Trust. Subject to approval of the Federated Hermes Funds Boards of Directors/Trustees, these Federated Hermes Fund leadership changes are expected to occur on May 14, 2026.
The transitions are part of Federated Hermes’ established succession plan. Federated Hermes is enacting this plan now following John Fisher’s decision to step back from full-time responsibilities as President & CEO of the Federated Advisory Companies. Announcing these changes now allows for an orderly transition of responsibilities.
Federated Hermes, Inc. (NYSE: FHI) is a global leader in active investment management, with $871.2 billion in assets under management, as of Sept. 30, 2025. We deliver investment solutions that help investors target a broad range of outcomes and provide equity, fixed-income, alternative/private markets, multi-asset and liquidity management strategies to more than 10,000 institutions and intermediaries worldwide. Our clients include corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers. Headquartered in Pittsburgh, Federated Hermes has more than 2,000 employees in London, New York, Boston and offices worldwide. For more information, visit FederatedHermes.com/us.
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* The Federated Advisory Companies consist of: Federated Investment Counseling, Federated Global Investment Management Corp., Federated Investment Management Company, Federated Equity Management Company of Pennsylvania, Federated MDTA LLC, and Federated Advisory Services Company.